Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138444
COLE CREDIT PROPERTY TRUST II, INC.
SUPPLEMENT NO. 3 DATED JULY 29, 2008
TO THE PROSPECTUS DATED APRIL 30, 2008
     This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust II, Inc. dated April 30, 2008. This Supplement no. 3 supersedes and replaces all previous supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
     The purpose of this supplement is to describe the following:
(1)	the status of the offering of shares in Cole Credit Property Trust II, Inc.;

(2)	new suitability standards for residents of North Dakota;

(3)	notification of change of transfer agent;

(4)	clarification of a risk factor;

(5)	terms of a new credit facility entered into by Cole Operating Partnership II, LP;

(6)	recent real property investments;

(7)	potential real property investments;

(8)	selected financial data, portfolio information, distributions, and fees paid to affiliates as of March 31, 2008;

(9)	the incorporation of certain historical information by reference into our prospectus;

(10)	a modified form of Subscription Agreement; and

(11)	updated financial information regarding Cole Credit Property Trust II, Inc. and certain acquired properties.
   Status of Our Public Offerings
     We commenced our initial public offering on June 27, 2005. We terminated our initial public offering on May 22, 2007. We issued a total of 54,838,315 shares in our initial public offering, including 53,909,877 shares sold in the primary offering and 928,438 shares sold pursuant to our distribution reinvestment plan, resulting in gross offering proceeds to us of approximately $547.4 million.
     We commenced our follow-on offering of 150,000,000 shares of common stock on May 23, 2007. Of these shares, we are offering 125,000,000 shares in a primary offering and 25,000,000 shares pursuant to our distribution reinvestment plan. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan. As of July 24, 2008, we had accepted investors’ subscriptions for, and issued, 98,803,101 shares of our common stock in the follow-on offering, including 94,534,635 shares sold in the primary offering and 4,268,466 shares sold pursuant to our distribution reinvestment plan, resulting in gross proceeds to us of approximately $986.1 million. Combined with our initial public offering, we had received a total of approximately $1.5 billion in gross offering proceeds as of July 24, 2008.
     We will offer shares of our common stock pursuant to the follow-on offering until May 11, 2009, unless all shares being offered have been sold in which case the offering will be terminated. If all of the shares we are offering pursuant to the follow-on offering have not been sold by May 11, 2009, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The follow-on offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

   Suitability Standards
     The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Suitability Standards” beginning on page i of the prospectus and other similar disclosures elsewhere in the prospectus:
     Residents of North Dakota who intend to invest in our shares must have either (a) a minimum net worth of at least $250,000 or (b) a net minimum annual gross income of $70,000 and a minimum net worth of at least $70,000. Net worth excludes home, home furnishings and automobiles.
   Change of Transfer Agent
     The following information supersedes and replaces in its entirety the second question and answer on page 4 of the prospectus under “Questions and Answers About this Offering” and other similar disclosures elsewhere in the prospectus including the Subscription Agreement beginning on page B-1 and Additional Investment Subscription Agreement beginning on page C-1.
Q:	Who is the transfer agent?

A:	Effective as of June 23, 2008, the name, address and telephone number of our transfer agent is as follows:
Cole Credit Property Trust II, Inc.
c/o DST Systems, Inc.
P.O. Box 219312
Kansas City, MO 64121-9312
1-866-907-2653
     To ensure that any account changes are made promptly and accurately, all changes including your address, ownership type, and distribution mailing address should be directed to the transfer agent.
Risk Factors
     The following information supersedes and replaces in its entirety the first paragraph of the risk factor under the caption “If we are required to register as an investment company under the Investment Company Act, we could not continue our business, which may significantly reduce the value of your investment” on page 30 of the prospectus:
     We are not registered as an investment company under the Investment Company Act of 1940, as amended (Investment Company Act), pursuant to an exemption in Section 3(c)(5)(C) of the Investment Company Act and certain No-Action Letters from the Securities and Exchange Commission. Pursuant to this exemption, (1) at least 55% of our assets must consist of real estate fee interests or loans secured exclusively by real estate or both, (2) at least 25% of our assets must consist of loans secured primarily by real estate (this percentage will be reduced by the amount by which the percentage in (1) above is increased); and (3) up to 20% of our assets may consist of miscellaneous investments. We intend to monitor compliance with these requirements on an ongoing basis. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:
Borrowing Policies
     The following information supplements the section of our prospectus captioned “Investment Objectives and Policies — Borrowing Policies” beginning on page 81 of the prospectus:
     On May 23, 2008, Cole Operating Partnership II, LP, the operating partnership of CCPT II, (“Cole OP II”) which we sometimes refer to as the borrower, entered into a revolving credit facility providing for up to $135.0 million of secured borrowings pursuant to a credit agreement with Bank of America, N.A., as administrative agent, among other things, (“Bank of America”), Banc of America Securities, LLC, as sole lead arranger and sole book manager, JP Morgan Chase Bank, N.A. as syndication agent, and other lending institutions that may become parties to the credit agreement. The credit facility allows Cole OP II to borrow up to $135.0 million in revolving loans. Subject to meeting certain conditions, the approval of Bank of America and the payment of certain fees, the amount of the credit facility may be increased up to a maximum of $235.0 million, with each increase being no less than $25.0 million. Up to 15.0% of the total amount available may be used for issuing letters of credit and up to $20.0 million may be used for “swingline” loans, which generally are loans of a minimum of $100,000 for which the Borrower receives funding on the same day as its loan request, and which are repaid within five business days. The proceeds of the credit facility may be used for acquiring real estate and real estate related assets, working capital and general corporate purposes.

     The credit facility matures on May 23, 2011. The borrower has the option to extend the credit facility for an additional twelve month period through May 23, 2012 provided that (i) a written notice of intent to extend the term of the credit agreement is provided at least 30 days, but not more than 90 days prior to May 23, 2011; (ii) no defaults or events of default exist; (iii) the borrower pays to Bank of America a fee equal to fifteen hundredths of one percent (0.15%) of the then existing aggregate commitments; and (iv) certain requirements with respect to the representations and warranties contained in the credit agreement are satisfied.
     Loans under the credit facility will bear interest at rates depending upon the type of loan used. For a eurodollar rate loan, the interest rate will be equal to the greater of (a) two and one half percent (2.50%) per annum or (b) the one month, two month, three month or six month London Interbank Offered Rate for the interest period, as selected by borrower, plus the applicable rate. The applicable rate is based upon the overall leverage ratio, generally defined as our total consolidated outstanding indebtedness divided by our total consolidated asset value and ranges from 1.80% at a leverage ratio of less than 50.0% to 2.10% at a leverage ratio of 60.0% to 65.0%.
     For each base rate committed loan and each swing line loan, the interest rate will be a per annum amount equal to the base rate plus the applicable rate. The base rate generally is a fluctuating rate per annum equal to (a) 0.25% plus (b) the higher of (i) the federal funds rate plus 0.50% or (ii) Bank of America’s prime rate. The applicable rate for base rate committed loans is zero at all leverage ratios.
     The borrower has the right to prepay the outstanding amounts in the credit facility, in whole or in part, without premium or penalty provided that (i) prior written notice is received by the administrative agent and (ii) any prepayment of eurodollar rate loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of base rate committed loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less the entire principal amount thereof then outstanding.
     Cole OP II has pledged all of its equity interests in certain of its subsidiary limited liability companies which have been identified by Cole OP II as collateral for its obligations under the credit facility. Subject to certain conditions, Cole OP II may pledge its equity interests in additional subsidiary entities and may remove its pledge of previously identified subsidiary entities. In addition, we, and each identified subsidiary entity, guarantees the obligations of Cole OP II under the credit facility.
     The credit agreement contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions. The credit agreement also includes usual and customary events of default and remedies for facilities of this nature. Upon the occurrence of any event of default, the eurodollar rate loans and base rate committed loans will bear interest payable on demand at an interest rate equal to 2.0% per annum above the interest rate that would otherwise be applicable at that time, until the default is cured. Similarly, the letter of credit fees described below will be increased to a rate of 2.0% above the letter of credit fee that would otherwise be applicable at that time. In addition to Cole OP II failing to pay amounts when due and breaching any of the terms of the credit agreement or related loan documents, events of default include, but are not limited to: (1) failure to pay any principal when due; (2) failure to pay interest and fees within five (5) business days after due; (3) the occurrence of a change of control; (4) a change in management; (5) material inaccuracy of any representation or warranty; (6) the bankruptcy or insolvency of Cole OP II or any consolidated subsidiary; (7) violation of any financial, negative or other covenant; (8) violation of ERISA regulations; and (9) judgments against Cole OP II or any consolidated subsidiary in excess of $10.0 million or $25.0 million in aggregate that remain unsatisfied or unstayed for sixty days. If an event of default occurs and is not cured timely, the lenders under the credit facility shall have no obligation to make further disbursements under the credit facility and all outstanding loans shall be immediately due and payable.
     Cole OP II was required to pay certain fees under the credit agreement, including an arrangement fee of $250,000 to Banc of America Securities, LLC along with an upfront fee equal to 0.45% of the total credit facility. In addition, Cole OP II will pay to Bank of America an annual administrative agency fee of $50,000. Cole OP II will also pay an annualized fee for any unused portion of the credit facility. The unused portion fee is based on the average daily balance of the total aggregate commitment less any borrowing outstanding and is equal to 0.20% on the daily unused portion of the credit facility if daily usage is less than 50.0% of the aggregate commitments and 0.15% on the daily unused portion of the credit facility if daily usage is greater than or equal to 50.0% of the aggregate commitments. Cole OP II must also pay certain fees upon the issuance of each letter of credit under the credit agreement and a quarterly fee based on the outstanding face amounts of any letters of credit.

Real Property Investments
     The following information supplements, and should be read in conjunction with, the table in the section captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 7 of the prospectus:
Description of Real Estate Investments
     As of July 29, 2008, we owned 399 properties, comprising approximately 15.0 million gross rentable square feet of commercial space located in 45 states and the U.S. Virgin Islands. Properties acquired between April 30, 2008, the date of our prospectus, and July 29, 2008 are listed below.

			Rentable
Property Description	Type	Tenant	Square Feet	Purchase Price
Walgreens — Elmira, NY	Drugstore	Walgreen Eastern Co., Inc.	14,820	$6,076,000
CVS — Onley, VA	Drugstore	CVS of Virginia, Inc.	13,225	5,486,000
Tractor Supply — Carroll, OH	Specialty Retail	Tractor Supply Company	40,700	2,000,000
Walgreens — Hibbing, MN	Drugstore	Walgreen Co.	14,820	4,200,000
Allstate Customer Contact Center — Yuma, AZ	Call Center	Allstate Insurance Company	28,800	7,686,409
Walgreens — Essex, MD	Drugstore	Walgreen Co.	14,820	6,488,000
Convergy’s — Las Cruces, NM	Call Center	Convergy’s Customer Management Group Inc.	45,761	8,111,260
Walgreens — Bath, NY	Drugstore	Walgreen Eastern Co., Inc.	12,222	4,236,005
Walgreens — Chino Valley, AZ	Drugstore	Walgreen Arizona Drug Co.	14,820	5,435,000
III Forks — Dallas, TX	Restaurant	III Forks Dallas, L.P.	21,145	11,000,000
Walgreens — Albany, GA	Drugstore	Walgreen Co.	14,820	4,600,000
Kohl’s — Grand Forks, ND	Specialty Retail	Kohl’s Illinois, Inc.	68,725	8,525,000
Coral Walk — Cape Coral, FL	Shopping Center	Various	94,817	27,000,000
LA Fitness — Brooklyn Park, MN	Fitness and Health	L.A. Fitness International, LLC	45,000	10,450,000
Market Pointe — Papillion, NE	Shopping Center	Various	254,125	25,500,000
PetSmart Distribution Center - McCarran, NV	Distribution Center	Petsmart, Inc.	872,710	51,525,000
Cumming Town Center — Cumming, GA	Shopping Center	Various	310,192	58,381,303
Walgreens — Rome, NY	Drugstore	Walgreen Co.	13,770	4,477,727
LA Fitness — Matteson, IL	Fitness and Health	L.A. Fitness International, LLC	45,000	10,089,000
Walgreens — Columbus, MS	Drugstore	Walgreen Co.	14,450	4,420,000

			1,954,742	$265,686,704

     The following information supplements the section of our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus:
Real Property Investments
     We engage in the acquisition and ownership of commercial properties throughout the United States. We invest primarily in income-generating retail, office and distribution properties, net leased to investment grade and other creditworthy tenants.
     As of July 29, 2008, we, through separate wholly-owned limited liability companies, have acquired a 100% fee simple interest in 399 properties consisting of approximately 15.0 million gross rentable square feet of commercial space located in 45 states and the U.S. Virgin Islands. The properties were generally acquired through the use of mortgage notes payable and proceeds from our ongoing public offering of our common stock.
     The following table summarizes properties acquired between April 30, 2008, the date of our prospectus, and July 29, 2008 in order of acquisition date:

		Year		Fees Paid to		Physical
Property	Date Acquired	Built	Purchase Price	Sponsor (1)	Initial Yield (2)	Occupancy
Walgreens — Elmira, NY	May 1, 2008	2007	$6,076,000	$121,520	6.50%	100%
CVS — Onley, VA	May 8, 2008	2007	5,486,000	109,720	6.75%	100%
Tractor Supply — Carroll, OH	May 8, 2008	1976	2,000,000	40,000	8.24%	100%
Walgreens — Hibbing, MN	May 14, 2008	2007	4,200,000	84,000	6.60%	100%
Allstate Customer Contact Center — Yuma, AZ	May 22, 2008	2008	7,686,409	153,728	7.49%	100%
Walgreens — Essex, MD	May 30, 2008	2007	6,488,000	129,760	6.55%	100%
Convergy’s — Las Cruces, NM	June 2, 2008	1983	8,111,260	162,225	8.95%	100%
Walgreens — Bath, NY	June 2, 2008	2008	4,236,005	84,721	6.61%	100%
Walgreens — Chino Valley, AZ	June 2, 2008	2006	5,435,000	108,700	6.53%	100%
III Forks — Dallas, TX	June 5, 2008	1998	11,000,000	220,000	8.50%	100%
Walgreens — Albany, GA	June 11, 2008	2008	4,600,000	92,000	6.65%	100%
Kohl’s — Grand Forks, ND	June 11, 2008	2006	8,525,000	170,500	6.71%	100%
Coral Walk — Cape Coral, FL	June 12, 2008	2007	27,000,000	540,000	7.20%	100%
LA Fitness — Brooklyn Park, MN	June 17, 2008	2008	10,450,000	209,000	7.75%	100%
Market Pointe — Papillion, NE	June 20, 2008	2006	25,500,000	510,000	6.66%	98%
PetSmart Distribution Center - McCarran, NV	July 2, 2008	2008	51,525,000	1,030,500	6.72%	100%
Cumming Town Center — Cumming, GA	July 11, 2008	2007	58,381,303	1,167,626	7.21%	95%
Walgreens — Rome, NY	July 15, 2008	2007	4,477,727	89,555	6.70%	100%
LA Fitness — Matteson, IL	July 16, 2008	2007	10,089,000	201,780	7.85%	100%
Walgreens — Columbus, MS	July 24, 2008	2004	4,420,000	88,400	6.78%	100%

			$265,686,704	$5,313,735

(1)	Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition and payments to our advisor for finance coordination fees for services in connection with the origination or assumption of debt financing obtained to acquire the respective property, where applicable. For more detailed information on fees paid to affiliates of our sponsor, see the section captioned “Management Compensation” beginning on page 62 of the prospectus.

(2)	Initial yield is calculated as the annual rental income for the in place leases at the respective property divided by the property purchase price, exclusive of closing costs and fees paid to sponsor.

     The following table sets forth the principal provisions of the lease term for the major tenants at the properties listed above:

				% of
			Total	Total				Base
			Square	Square		Current		Rent per
	Number of		Feet	Feet	Renewal	Annual Base		Square	Lease Term
Property	Tenants	Major Tenants*	Leased	Leased	Options**	Rent		Foot	Beginning	To
Walgreens — Elmira, NY		Walgreen Eastern
	1	Co., Inc.	14,820	100%	10/5 yr.	$395,000		$26.65	5/1/2008	1/31/2033	(2)

CVS — Onley, VA	1	CVS of Virginia, Inc.	13,225	100%	4/5 yr.	370,300		28.00	5/8/2008	1/31/2033
Tractor Supply — Carroll, OH		Tractor Supply
	1	Company	40,700	100%	1/5 yr.	164,835		4.05	5/8/2008	12/31/2011
						175,010		4.30	1/1/2012	12/31/2016
Walgreens — Hibbing, MN	1	Walgreen Co.	14,820	100%	10/5 yr.	277,250		18.71	5/14/2008	4/30/2032	(2)
Allstate Customer Contact Center — Yuma, AZ		Allstate Insurance			2/3 yr.
	1	Company	28,800	100%	1/5 yr.	575,712	(1)	19.99	5/22/2008	4/30/2018
Walgreens — Essex, MD	1	Walgreen Co.	14,820	100%	10/5 yr.	425,000		28.68	5/30/2008	4/30/2032	(2)
		Convergy’s Customer
Convergy’s — Las Cruces, NM		Management Group
	1	Inc.	45,761	100%	2/5 yr.	726,227	(1)	15.87	6/2/2008	3/31/2018
Walgreens — Bath, NY		Walgreen Eastern
	1	Co., Inc.	12,222	100%	10/5 yr.	280,000		22.91	6/2/2008	4/30/2033	(2)
Walgreens — Chino Valley, AZ		Walgreen Arizona
	1	Drug Co.	14,820	100%	10/5 yr.	355,000		23.95	6/2/2008	7/31/2032	(2)
III Forks — Dallas, TX		III Forks Dallas,
	1	L.P.	21,145	100%	5/5 yr.	935,000	(3)	44.22	6/5/2008	6/30/2025
Walgreens — Albany, GA	1	Walgreen Co.	14,820	100%	10/5 yr.	306,000		20.65	6/11/2008	2/28/2033	(2)
Kohl’s — Grand Forks, ND		Kohl’s Illinois,
	1	Inc.	68,725	100%	8/5 yr.	572,450		8.33	6/11/2008	9/30/2016
						601,073		8.75	10/1/2016	9/30/2026
Coral Walk — Cape Coral, FL	16	TSA Stores, Inc.	40,228	42%	4/5 yr.	623,534		15.50	6/12/2008	1/31/2013
						663,762		16.50	2/1/2013	1/31/2018
		Staples the Office
		Superstore East,
		Inc.	20,388	22%	4/5 yr.	305,820		15.00	6/12/2008	12/31/2017
LA Fitness — Brooklyn Park, MN		L.A. Fitness
	1	International, LLC	45,000	100%	3/5 yr.	810,000	(4)	18.00	6/17/2008	6/30/2023
Market Pointe — Papillion, NE		Lowe’s Home
	11	Centers, Inc.	138,134	54%	5/5 yr.	600,000		4.34	6/20/2008	10/9/2016
						660,000		4.78	10/10/2016	10/9/2026
		Kohl’s Department
		Stores, Inc.	88,248	35%	5/5 yr.	595,674		6.75	6/20/2008	1/31/2027

				% of
			Total	Total				Base
			Square	Square		Current		Rent per
	Number of		Feet	Feet	Renewal	Annual Base		Square	Lease Term
Property	Tenants	Major Tenants*	Leased	Leased	Options**	Rent		Foot	Beginning	To
PetSmart Distribution Center - McCarran, NV	1	PetSmart Inc.	872,710	100%	3/5 yr.	3,462,157	(5)	3.97	7/2/2008	3/31/2023
Cumming Town Center — Cumming, GA	26	Kingswere Furniture LLC	53,667	17%	4/5 yr.	751,338		14.00	7/11/2008	3/14/2018
		The TJX Companies, Inc.	52,000	17%	4/5 yr.	465,400		8.95	7/11/2008	10/31/2012
						491,400		9.45	11/1/2012	10/31/2017
		Dick’s Sporting
		Goods, Inc.	45,000	15%	4/5 yr.	585,000		13.00	7/11/2008	1/31/2013
						607,500		13.50	2/1/2013	1/31/2018
		Best Buy Stores,
		L.P.	30,000	10%	4/5 yr.	435,000		14.50	7/11/2008	1/31/2018
Walgreens — Rome, NY	1	Walgreen Co.	13,770	100%	10/5 yr.	300,000		21.79	7/15/2008	1/31/2033	(2)
LA Fitness — Matteson, IL		L.A. Fitness
	1	International, LLC	45,000	100%	3/5 yr.	792,000		17.60	7/16/2008	5/31/2023
Walgreens — Columbus, MS	1	Walgreen Co.	14,450	100%	10/5 yr.	299,850		20.75	7/24/2008	7/31/2029	(2)

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.

**	Represents option renewal period / term of each option.

(1)	The initial annual base rent under the lease increases each year by 2.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(2)	Walgreens has the right, at its election, to terminate the lease effective as of the last day of the initial lease term, or effective as of the last day of any month thereafter.

(3)	The initial annual base rent under the lease increases each year by 1.5% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(4)	The initial annual base rent under the lease, as displayed in the table above, increases every five years by the lessor of the cumulative percentage increase in the Consumer Price Index over the preceding five year period or 10.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(5)	The initial annual base rent under the lease increases every five years by 10.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.
     Cole Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the properties listed above and currently receives a property management fee of 2.0% of the monthly gross revenues from our properties. In accordance with the property management agreement, we may pay Cole Realty Advisors (i) up to 2.0% of gross revenues from our single tenant properties and (ii) up to 4.0% of gross revenues from our multi tenant properties. We currently have no plan for any renovations, improvements or development of the properties listed above and we believe the properties are adequately insured.
     No mortgage notes payable were issued in connection with the property acquisitions noted above.

     For federal income tax purposes, the depreciable basis in the properties noted above is approximately $212.5 million in total. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 years and the lesser of the useful life or lease term, respectively. The preliminary depreciable basis in the properties noted above is estimated as follows:

Property	Depreciable Tax Basis
Walgreens — Elmira, NY	$4,860,800
CVS — Onley, VA	4,388,800
Tractor Supply — Carroll, OH	1,600,000
Walgreens — Hibbing, MN	3,360,000
Allstate Customer Contact Center — Yuma, AZ	6,149,127
Walgreens — Essex, MD	5,190,400
Convergy’s — Las Cruces, NM	6,489,008
Walgreens — Bath, NY	3,388,804
Walgreens — Chino Valley, AZ	4,348,000
III Forks — Dallas, TX	8,800,000
Walgreens — Albany, GA	3,680,000
Kohl’s — Grand Forks, ND	6,820,000
Coral Walk — Cape Coral, FL	21,600,000
LA Fitness — Brooklyn Park, MN	8,360,000
Market Pointe — Papillion, NE	20,400,000
PetSmart Distribution Center — McCarran, NV	41,220,000
Cumming Town Center — Cumming, GA	46,705,042
Walgreens — Rome, NY	3,582,182
LA Fitness — Matteson, IL	8,071,200
Walgreens — Columbus, MS	3,536,000

$212,549,363

Tenant Lease Expirations
     The following table sets forth, as of July 29, 2008, lease expirations of our properties, including the properties described above, for each of the next ten years assuming no renewal options are exercised. For purposes of the table, the “total annual base rent” column represents annualized base rent, based on rent in effect on January 1 of the respective year, for each lease that expires during the respective year.

				% of Total
	Number of	Approx. Square	Total Annual	Annual Base
Year Ending December 31,	Leases Expiring	Feet Expiring	Base Rent	Rent
2008	2	14,752	$168,645	<1%
2009	15	94,263	1,149,627	1%
2010	18	115,205	1,663,049	1%
2011	16	60,216	1,013,272	1%
2012	22	144,208	2,102,863	1%
2013	40	442,444	4,476,275	3%
2014	14	275,736	3,358,549	2%
2015	17	1,188,543	8,631,271	5%
2016	33	1,661,998	14,253,194	9%
2017	43	1,553,577	14,584,547	9%
2018	46	924,447	10,005,291	6%

	266	6,475,389	$61,406,583	38%

Potential Property Investments
     Our advisor has identified certain properties as potential suitable investments for us. The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price. An additional condition to acquiring these properties may be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.
     Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.
     We will decide whether to acquire each property generally based upon:
•	satisfaction of the conditions to the acquisition contained in the respective contract;

•	no material adverse change occurring relating to the properties, the tenant or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make this acquisition; and

•	our receipt of satisfactory due diligence information including the appraisal, environmental reports and tenant and lease information.
     Other properties may be identified in the future that we may acquire prior to or instead of these properties. Due to the considerable conditions to the consummation of the acquisition of these properties, we cannot make any assurances that the closing of these acquisitions are probable. The properties currently identified are as follows:

	Expected			Approximate
	Acquisition		Approximate	Compensation to
Property	Date	Seller (1)	Purchase Price (2)	Sponsor (3)
LA Fitness — Alsip, IL	July 2008	119th & Cicero, LLC	$10,748,000	$214,960
Weston Shops — Weston, FL	July 2008	Weston Shops, LTD.	16,400,000	328,000

			$27,148,000	$542,960

(1)	Seller is an unaffiliated third party.

(2)	Approximate purchase price does not include acquisition costs, which we expect to be approximately 3.0% of the contract purchase price, which include acquisition fees described in note 3 below.

(3)	Amounts include acquisition fees payable to an affiliate of our advisor for acquisition fees in connection with the property acquisition.
     Each potential property acquisition is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent.

				% of Total
			Total Square	Square Feet
Property	Major Tenants*	Guarantor	Feet Leased	Leased
LA Fitness — Alsip, IL	L.A. Fitness International, LLC	N/A	45,000	100%
Weston Shops — Weston, FL	Walgreen Co.	N/A	14,820	49%

	Mayor’s Jewelers of Florida, Inc.	N/A	4,000	13%

	Mattress Giant Corporation	N/A	3,600	10%

*	Major tenants are those tenants that occupy greater than 10.0% of the rentable square of their respective property.

     The table below provides leasing information for the major tenants at each respective property:

				Current	Base Rent	Lease Term
	Number of		Renewal	Annual Base	per Square
Property	Tenants	Major Tenants*	Options**	Rent	Foot	Beginning	To
		L.A. Fitness
LA Fitness — Alsip, IL	1	International, LLC	3/5 yr.	$843,750	$18.75	12/13/2007	12/31/2022
Weston Shops — Weston, FL	8	Walgreen Co.	10/5 yr.	533,000	35.96	6/18/2006	2/28/2031	(1)

		Mayor’s Jewelers of Florida, Inc.	2/5 yr.	232,000	58.00	7/22/2007	7/31/2012
				256,000	64.00	8/1/2012	7/31/2017

		Mattress Giant Corporation	2/5 yr.	126,000	35.00	5/1/2008	4/30/2013
				141,120	39.20	5/1/2013	4/30/2015

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.

**	Represents option renewal period / term of each option.

(1)	Walgreens has the right, at its election, to terminate the lease effective as of the last day of the initial lease term, or effective as of the last day of any month thereafter.
     We expect to purchase each property with proceeds from our ongoing public offering of common stock, potential borrowings from our line of credit and available cash.
     We believe that each of our properties is adequately covered by insurance and we intend to obtain adequate insurance coverage for all future properties that we acquire.

Selected Financial Data
     The following data supplements, and should be read in conjunction, with the section of our prospectus captioned “Selected Financial Data” beginning on page 127 of the prospectus.
     The selected financial data presented below has been derived from our consolidated financial statements for the three months ended March 31, 2008 and year ended December 31, 2007:

	Three Months Ended	Year Ended
Balance Sheet Data:	March 31, 2008	December 31, 2007
Total investment in real estate assets, net	$2,084,261,324	$1,794,352,512
Investment in mortgages receivable, net	$86,653,164	$87,099,624
Cash and cash equivalents	$24,136,022	$43,517,178
Restricted cash	$18,593,786	$14,032,616
Total assets	$2,244,248,234	$1,967,697,834
Mortgage notes payable	$1,074,839,883	$1,055,681,538
Notes payable to affiliates	$32,000,000	$—
Escrowed investor proceeds	$17,352,928	$12,737,969
Stockholders’ equity	$959,071,706	$781,086,865
Operating Data:
Total revenue	$40,680,261	$89,842,150
General and administrative	$969,217	$2,011,322
Property operating expenses	$2,700,878	$6,466,677
Property and asset management fees	$1,908,802	$4,184,271
Depreciation and amortization	$13,367,703	$30,482,273
Impairment of real estate assets	$3,550,000	$5,400,000
Operating income	$18,183,661	$41,297,607
Interest expense	$17,961,448	$39,075,748
Net income	$586,653	$4,480,017
Funds from operations (1)	$17,504,356	$40,362,290
Net operating income (2)	$34,997,847	$79,616,322
Cash Flow Data:
Cash flows provided by operations	$18,890,398	$43,366,041
Cash flows used in investing activities	$(253,110,397)	$(1,364,777,444)
Cash flows provided by financing activities	$214,838,843	$1,327,362,091
Per share data:
Net income — basic and diluted	$0.01	$0.07
Weighted average dividends declared	$0.17	$0.68
Weighted average shares outstanding (basic)	104,540,157	60,929,996
Weighted average shares outstanding (diluted)	104,542,514	60,931,316

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations” beginning on page 137 of the prospectus for information regarding why we present funds from operations and for a reconciliation of this non-GAAP financial measure to net income.

(2)	See table below for a reconciliation of this non-GAAP financial measure to net income.

     The following table presents the historic net operating income derived from our investments in real estate assets for the three months ended March 31, 2008 and the year ended December 31, 2007.

	Three Months
	Ended	Year Ended
	March 31, 2008	December 31, 2007
Rental revenue (1)	$38,391,466	$87,652,801
Property operating expenses (2)	3,393,619	8,036,479

Net operating income	$34,997,847	$79,616,322

(1)	Rental revenue includes adjustments as defined by GAAP such as straight-line rental revenue, tenant reimbursements and adjustments for the value of above and below market lease amortization.

(2)	The primary property operating expense items are property management fees, repairs and maintenance, property taxes, and insurance. Property operating expenses exclude depreciation, amortization, general and administrative expenses, interest expense and asset management fees.
     We consider net operating income (“NOI”), to be an appropriate supplemental performance measure, because NOI reflects the operating performance of our real estate assets and excludes certain items that are not considered to be controllable in connection with management of each property such as depreciation and amortization, general and administrative expenses and interest expense.
     NOI is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because NOI includes adjustments that investors may deem subjective, such as adding back expenses such as interest expense, depreciation and amortization. Accordingly, NOI should not be considered as an alternative to net income as an indicator of our operating performance.
     Our reconciliation of NOI to reported net income is presented in the following table for the periods ended as indicated:

	Three Months
	Ended	Year Ended
	March 31, 2008	December 31, 2007
Net operating income	$34,997,847	$79,616,322
Earned income from direct financing leases	506,299	1,075,412
Interest income on mortgage notes receivable	1,782,496	1,113,937
General and administrative	(969,217)	(2,011,322)
Asset management fees	(1,216,061)	(2,614,469)
Depreciation	(8,733,110)	(20,460,219)
Amortization	(4,634,593)	(10,022,054)
Impairment or real estate assets	(3,550,000)	(5,400,000)
Interest income	364,440	2,258,158
Interest expense	(17,961,448)	(39,075,748)

Net income	$586,653	$4,480,017

Portfolio Information
     The following data supplements, and should be read in conjunction with the section of our prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Portfolio Information” beginning on page 136 of the prospectus.
Real Estate Portfolio
     As of March 31, 2008, we owned 377 properties located in 45 states and the U.S. Virgin Islands, the gross rentable space of which was approximately 99% leased with an average lease term remaining of approximately 11.2 years. Of the leases related to these properties, 13 were classified as direct financing leases. As of March 31, 2008, the average base rent per square foot of our total real estate portfolio was $11.72 per square foot.
     As of March 31, 2008, our five highest geographic concentrations were as follows:

				Percentage of 2008
	Total Number	Rentable Square	2008 Annualized	Annualized Gross
Location	of Properties	Feet	Gross Base Rents	Base Rent
Texas	42	3,189,980	$24,080,292	16%
Illinois	17	1,602,529	18,326,036	12%
Ohio	55	484,845	10,305,179	7%
Georgia	29	478,556	8,080,617	5%
Missouri	17	641,304	8,012,079	5%

	160	6,397,214	$68,804,203	45%

     As of March 31, 2008, our five highest tenant industry concentrations were as follows:

				Percentage of 2008
	Total Number	Rentable	2008 Annualized	Annualized Gross
Industry	of Leases	Square Feet	Gross Base Rent	Base Rent
Drugstore	70	928,735	$20,954,825	14%
Specialty retail	100	1,575,297	17,093,670	11%
Sporting goods	16	2,198,726	14,994,857	10%
Convenience stores	84	277,478	12,563,148	8%
Restaurant	48	330,883	10,955,167	7%

	318	5,311,119	$76,561,667	50%

     As of March 31, 2008, our five highest tenant concentrations were as follows:

			Percentage of 2008
	Total Number	2008 Annualized	Annualized Gross
Tenant	of Leases	Gross Base Rent	Base Rent
Academy Sports — sporting goods	9	$11,578,577	8%
Circle K — convenience store	83	11,550,030	8%
Walgreens — drug store	34	11,066,601	7%
Station Casinos — gaming	1	5,921,959	4%
Applebee’s — restaurant	3	5,397,224	4%

	130	$45,514,391	31%

Mortgage Notes Receivable Portfolio
     As of March 31, 2008, the Company owned two portfolios of mortgage notes receivable aggregating approximately $86.7 million, consisting of 69 mortgage notes receivable, secured by 23 restaurant properties leased to Cracker Barrel Old Country Store, 20 restaurant properties leased to KFC, and 26 retail properties leased to O’Reilly Auto Parts. The mortgage notes receivable mature on various dates from August 2020 to January 2021. Interest and principal is due each month at interest rates ranging from 8.60% to 10.47% per annum, with a weighted average interest rate of 9.87%.

Mortgage Notes Payable
     As of March 31, 2008, we had 173 mortgage notes payable totaling approximately $1.1 billion. Of the total mortgage notes payable, we had approximately $961.6 million of fixed rate debt (the “Fixed Rate Debt”), with a weighted average interest rate of 5.85%. We also had approximately $124.0 million, of which approximately $32.0 million are related party notes payable, of variable rate debt (the “Variable Rate Debt”), which bears interest at variable rates equal to the one-month LIBOR rate plus 150 to 200 basis points. In addition, we had approximately $21.2 million outstanding under a revolving line of credit. The revolving line of credit bears interest at a variable rate equal to the one-month LIBOR plus 150 basis.
Distribution Policy and Distributions
     The following data supplements, and should be read in conjunction with the section of our prospectus captioned “Description of Shares — Distribution Policy and Distributions” beginning on page 168 of the prospectus.
     Distribution data for the last four fiscal quarters is as follows:

							Cash flow
					Funds	Cash flow	from
			Distributions		from	from	operating
	Distributions	Distributions	declared, per	Funds from	operations	operating	activities
Quarter Ended	Declared	Paid (a)	common share	operations	per share	activities	per share
June 30, 2007	$8,495,790	$7,687,088	$0.16	$8,642,810	$0.17	$8,636,868	$0.16
September 30, 2007	12,050,997	10,842,997	0.18	11,767,682	0.17	11,877,218	0.17
December 31, 2007	15,109,245	13,947,563	0.18	13,995,806	0.16	15,344,009	0.18
March 31, 2008	18,196,163	16,967,965	0.17	17,504,356	0.17	18,890,398	0.18

(a)	Distributions paid includes cash distributions paid to investors and common stock issued under our distribution reinvestment plan (the “DRIP”).
     We intend to continue paying regular monthly cash distributions to our stockholders. For the period from inception through March 31, 2008, we paid cash distributions to our stockholders aggregating approximately $28.6 million and issued approximately $33.1 million of common stock under the DRIP. All of these distributions were funded with cash provided by our operating activities. For the period beginning January 1, 2008 and ending March 31, 2008, we paid cash distributions of approximately $7.7 million and issued approximately $9.3 million of common stock under the DRIP, all of which was funded with cash provided by our operating activities. For the period beginning January 1, 2007 and ending December 31, 2007, we paid cash distributions of approximately $17.4 million and issued approximately $20.3 million of common stock under the DRIP, all of which was funded with cash provided by our operating activities. For the period beginning January 1, 2006 and ending December 31, 2006, we paid cash distributions of approximately $3.6 million and issued approximately $3.5 million of common stock under the DRIP, all of which was funded with cash provided by our operating activities. During the period from April 1, 2008 through September 30, 2008, our board of directors declared daily distributions of $0.00191257 per share for stockholders of record as of the close of business on each day during the period. Distributions at this rate are equivalent to a 7.0% annualized yield on a share purchased for $10.00.

Compensation Paid to Cole Advisors II and its Affiliates
     The following data supplements, and should be read in conjunction with the section of our prospectus captioned “Management Compensation” beginning on page 62 of the prospectus.
     The following table summarizes the cumulative compensation, fees and reimbursements we have paid to Cole Advisors II and its affiliates related to the offering stage.

	As of	As of
	March 31, 2008	December 31, 2007
Offering Stage:
Selling commissions	$77,508,901	$62,908,152
Selling commissions reallowed	$77,508,901	$62,908,152
Dealer manager fee	$19,893,171	$15,568,311
Dealer manager fee reallowed	$5,743,636	$4,510,647
Other organization and offering expenses	$9,575,319	$8,362,087
     The following table summarizes the compensation, fees and reimbursements we have paid to Cole Advisors II and its affiliates related to the operational and liquidation/listing stages during the respective periods.

	For the three
	months ended	For the year ended
	March 31, 2008	December 31, 2007
Operational Stage:
Acquisition and advisory fee	$5,225,052	$26,875,563
Acquisition expenses	$—	$—
Asset management fees	$1,216,061	$2,614,469
Property management and leasing fees	$692,741	$1,569,802
Operating expenses	$—	$—
Financing coordination fee	$982,361	$7,992,466
Liquidation/ Listing Stage:
Real estate commissions	$—	$—
Subordinated participation in net sale proceeds	$—	$—
Subordinated incentive listing fee	$—	$—
     At March 31, 2008 and December 31, 2007, we had approximately $39,000 and approximately $1.5 million, respectively, due to Cole Advisors II and its affiliates. As of March 31, 2008, amounts due to Cole Advisors II and its affiliates primarily consisted of property and asset management fees. As of December 31, 2007, amounts due to Cole Advisors II and its affiliates generally consisted of acquisition and finance coordination fees and reimbursement of organization and offering costs.

   Incorporation by Reference
     We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.” The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-138444) except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:
(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 31, 2008;

(2)	Current Report on Form 8-K filed with the SEC on April 2, 2008;

(3)	Definitive Proxy Statement filed with the SEC on April 9, 2008 in connection with our Annual Meeting of Stockholders held on May 29, 2008;

(4)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 15, 2008;

(5)	Current Report on Form 8-K filed with the SEC on May 30, 2008 and

(6)	Current Report on Form 8-K filed with the SEC on June 19, 2008.
     All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.
     In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write us at 2555 E. Camelback Rd. Ste. 400, Phoenix, Arizona, 85016, Attention: Investor Relations, or contact our offices at (866) 341-2653. The documents also may be accessed on our website at www.colecapital.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

(a)	This section includes summary financial information of businesses acquired pursuant to SEC Rule 3-14 of Regulation S-X.

SUMMARY FINANCIAL INFORMATION OF BUSINESSES ACQUIRED
TRACTOR SUPPLY COMPANY
     We acquired the following property (the “TS Carroll Property”) leased to Tractor Supply Company (“Tractor Supply”) between April 30, 2008, the date of our prospectus, and July 29, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Carroll, Ohio	5/8/2008	$2,000,000	40,700	1976
     Tractor Supply currently operates more than 760 retail stores in 43 states, employs more than 11,600 and is headquartered in Brentwood, Tennessee. Tractor Supply’s common stock is traded on The Nasdaq Global Select Market under the symbol “TSCO.”
     In evaluating the TS Carroll Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interest therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the TS Carroll Property, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the TS Carroll Property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Tractor Supply, are more relevant to investors than the financial statements of the individual property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the property acquired.
     Tractor Supply currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Tractor Supply are taken from its previously filed public reports:

	For the Three
	Months Ended	For the Fiscal Year Ended
	3/29/2008	12/29/2007	12/30/2006	12/31/2005
		(in thousands)
Consolidated Statements of Operations
Revenues	$576,208	$2,703,212	$2,369,612	$2,067,979
Operating Income (Loss)	(653)	160,041	148,020	136,444
Net Income (Loss)	(1,152)	96,241	91,008	85,669

	As of	As of the Fiscal Year Ended
	3/29/2008	12/29/2007	12/30/2006	12/31/2005
		(in thousands)
Consolidated Balance Sheets
Total Assets	$1,188,071	$1,057,971	$998,258	$814,795
Long-term Debt	2,221	2,351	2,808	10,739
Stockholders’ Equity	565,623	565,337	598,904	477,698
     For more detailed financial information regarding Tractor Supply, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

SUMMARY FINANCIAL DATA
WALGREEN CO.
     We have acquired the following properties (the “Walgreens properties”) leased to, or guaranteed by, Walgreen Co. (“Walgreens”) between April 30, 2008, the date of our prospectus, and July 29, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Elmira, New York	5/1/2008	$6,076,000	14,820	2007
Hibbing, Minnesota	5/14/2008	4,200,000	14,820	2007
Essex, Maryland	5/30/2008	6,488,000	14,820	2007
Bath, New York	6/2/2008	4,236,005	12,222	2008
Chino Valley, Arizona	6/2/2008	5,435,000	14,820	2006
Albany, Georgia	6/11/2008	4,600,000	14,820	2008
Rome, New York	7/15/2008	4,477,727	13,770	2007
Columbus, Mississippi	7/24/2008	4,420,000	14,450	2004

Total		$39,932,732	114,542

     Walgreens operates over 6,700 stores in 49 states, the District of Columbia, and Puerto Rico. Walgreens has a Standard & Poor’s credit rating of “A+” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “WAG”.
     In evaluating the Walgreens properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to these properties, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the Walgreens properties are each 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Walgreens, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the properties acquired.

     Walgreens currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Walgreens are taken from its previously filed public reports:

	For the Three
	Months Ended	For the Fiscal Year Ended
	5/31/2008	8/31/2007	8/30/2006	8/31/2005
		(in millions)
Consolidated Statements of Operations
Revenues	$15,015.7	$53,762.0	$47,409.0	$42,201.6
Operating Income	913.8	3,150.7	2,701.5	2,424.0
Net Income	572.3	2,041.3	1,750.6	1,559.5

	As of	As of the Fiscal Year Ended
	5/31/2008	8/31/2007	8/30/2006	8/31/2005
		(in millions)
Consolidated Balance Sheets
Total Assets	$21,587.6	$19,313.6	$17,131.1	$14,608.8
Long-term Debt	1,400.7	1,306.8	1,118.9	997.7
Stockholders’ Equity	12,535.0	11,104.3	10,115.8	8,889.7
     For more detailed financial information regarding Walgreens, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

SUMMARY FINANCIAL DATA
KOHL’S CORPORATION
     We have acquired the following property (the “KO Grand Forks Property”) guaranteed by Kohl’s Corporation (“Kohl’s”) between April 30, 2008, the date of our prospectus, and July 29, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Grand Forks, North Dakota	6/11/2008	$8,525,000	68,725	2006
     Kohl’s operates over 950 retail department stores in 47 states. Kohl’s has a Standard and Poor’s credit rating of “BBB+” and its stock is publicly traded on the New York Stock Exchange under the symbol “KSS.”
     In evaluating the KO Grand Forks Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the KO Grand Forks Property, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the KO Grand Forks Property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the lease guarantor, Kohl’s, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the property acquired.
     Kohl’s currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Kohl’s are taken from its previously filed public reports:

	For the Three
	Months Ended	For the Fiscal Year Ended
	5/3/2008	2/2/2008	2/3/2007	1/28/2006
		(in thousands)
Consolidated Statements of Operations
Revenues	$3,624,259	$16,473,734	$15,596,910	$13,444,397
Operating Income	271,427	1,804,477	1,814,801	1,416,181
Net Income	152,955	1,083,851	1,108,681	841,960

	As of	As of the Fiscal Year Ended
	5/3/2008	2/2/2008	2/3/2007	1/28/2006
		(in thousands)
Consolidated Balance Sheets
Total Assets	$10,629,829	$10,560,082	$9,041,177	$9,153,494
Long-term Debt	2,048,080	2,051,875	1,040,057	1,046,104
Stockholders’ Equity	6,093,531	6,101,603	5,603,395	5,957,338
     For more detailed financial information regarding Kohl’s, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

SUMMARY FINANCIAL DATA
CVS CORPORATION
     We have acquired the following property (the “CV Onley Property”) guaranteed by CVS Corporation, (“CVS”) between April 30, 2008, the date of our prospectus, and July 29, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Onley, Virginia	5/8/2008	$5,486,000	13,225	2007
     CVS operates over 6,200 stores in 40 states. CVS has a Standard & Poor’s credit rating of “BBB+” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “CVS.”
     In evaluating the CV Onley Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the CV Onley Property, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the CV Onley Property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the guarantor, CVS, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to guidance provided by the Securities and Exchange Commission, we have not provided audited financial statements of the property acquired.
     CVS currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding CVS is taken from its previously filed public reports:

	For the 13 Weeks
	Ended	For the Fiscal Year Ended
	3/29/2008	12/29/2007	12/30/2006	12/31/2005
		(in millions)
Consolidated Statements of Operations
Revenues	$21,326.0	$76,329.5	$43,821.4	$37,006.7
Operating Income	1,370.1	4,793.3	2,441.6	2,019.5
Net Income	748.5	2,637.0	1,368.9	1,224.7

	As of	As of the Fiscal Year Ended
	3/29/2008	12/29/2007	12/30/2006	12/31/2005
		(in millions)
Consolidated Balance Sheets
Total Assets	$54,567.0	$54,721.9	$20,574.1	$15,283.4
Long-term Debt	9,204.9	9,207.6	3,651.5	2,368.3
Stockholders’ Equity	32,151.8	31,321.9	9,917.6	8,331.2
     For more detailed financial information regarding CVS, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

Cole Credit Property Trust II, Inc.
Pro Forma Consolidated Balance Sheet
As of March 31, 2008
(Unaudited)
     The following unaudited Pro Forma Consolidated Balance Sheet is presented as if the Company had acquired the properties described in Note B to the Pro Forma Consolidated Balance Sheet on March 31, 2008. The Company commenced its initial public offering on June 27, 2005. The Company terminated its initial public offering on May 22, 2007. The Company commenced its follow-on offering of 150,000,000 shares of common stock on May 23, 2007. Of these shares, the Company is offering 125,000,000 shares in a primary offering and 25,000,000 shares pursuant to its distribution reinvestment plan.
     This Pro Forma Consolidated Balance Sheet should be read in conjunction with the historical financial statements and notes thereto for the quarter ended March 31, 2008. The Pro Forma Consolidated Balance Sheet is unaudited and is not necessarily indicative of what the actual financial position would have been had the Company completed the above transactions on March 31, 2008, nor does it purport to represent its future financial position. This Pro Forma Consolidated Balance sheet only includes the significant property acquisitions pursuant to SEC Rule 3-14 of Regulation S-X and significant mortgage loan acquisitions.

Cole Credit Property Trust II, Inc.
Pro Forma Consolidated Balance Sheet
As of March 31, 2008
(Unaudited — Continued)

	March 31,	Acquisition	Pro Forma
	2008,	Pro Forma	March 31,
	As Reported	Adjustments	2008
	(a)	(b)
ASSETS
Investment in real estate assets:
Land	$518,851,162	$21,001,690	$539,852,852
Buildings and improvements, less accumulated depreciation of $33,413,640 at March 31, 2008	1,267,174,564	52,521,613	1,319,696,177
Real estate assets under direct financing leases, net of unearned income of $17,297,642 at March 31, 2008	39,060,175	—	39,060,175
Acquired intangible lease assets, less accumulated amortization of $18,455,079 at March 31, 2008	259,175,423	8,018,005	267,193,428

Total investment in real estate assets	2,084,261,324	81,541,308	2,165,802,632

Investment in mortgages receivable, less accumulated amortization of $235,729 at March 31, 2008	86,653,164	—	86,653,164
Cash and cash equivalents	24,136,022	(24,136,022)	—
Restricted cash	18,593,786	—	18,593,786
Rents and tenant receivables, net	9,926,223	—	9,926,223
Prepaid expenses, mortgage loan deposits and other assets	1,005,215	—	1,005,215
Deferred financing costs, less accumulated amortization of $2,831,153 at March 31, 2008	19,672,500	—	19,672,500

Total assets	$2,244,248,234	$57,405,286	$2,301,653,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable	$1,074,839,883	$—	$1,074,839,883
Mortgage notes payable to affiliates	32,000,000		32,000,000
Accounts payable and accrued expenses	7,556,507	—	7,556,507
Escrowed investor proceeds	17,352,928	—	17,352,928
Due to affiliates	39,024	—	39,024
Acquired below market lease intangibles, less accumulated amortization of $3,873,382 at March 31, 2008	112,356,508	1,009,044	113,365,552
Distributions payable	6,662,473	—	6,662,473
Deferred rent and other liabilities	5,554,434	—	5,554,434

Total liabilities	1,256,361,757	1,009,044	1,257,370,801

Redeemable common stock	28,814,771	—	28,814,771

Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding at March 31, 2008	—	—	—
Common stock, $.01 par value; 240,000,000 shares authorized, 116,004,240 shares issued and outstanding at March 31, 2008	1,160,043	62,662	1,222,705
Capital in excess of par value	1,020,046,719	56,333,580	1,076,380,299
Accumulated distributions in excess of earnings	(62,135,056)	—	(62,135,056)

Total stockholders’ equity	959,071,706	56,396,242	1,015,467,948

Total liabilities and stockholders’ equity	$2,244,248,234	$57,405,286	$2,301,653,520

See accompanying Notes to Pro Forma Consolidated Financial Statements (Unaudited).

Cole Credit Property Trust II, Inc.
Pro Forma Consolidated Statement of Operations
For the Three Months Ended March 31, 2008
(Unaudited)
     The following unaudited Pro Forma Consolidated Statement of Operations is presented as if the Company had acquired the properties described in Note C to the Pro Forma Consolidated Statements of Operations on January 1, 2008 or the date significant operations commenced.
     This Pro Forma Consolidated Statement of Operations should be read in conjunction with the historical financial statements and notes thereto for the three months ended March 31, 2008. The Pro Forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had the Company completed the above transactions on the later of January 1, 2008 or commencement of operations, nor does it purport to represent its future operations. This Pro Forma Consolidated Statement of Operations only includes the significant acquisitions pursuant to SEC Rule 3-14 of Regulation S-X and significant mortgage loan acquisitions.

	For the			Pro Forma for the
	Three Months Ended	Acquisition		Three Months
	March 31, 2008	Pro Forma		Ended
	As Reported	Adjustments		March 31, 2008
	(a)	(c)
Revenues:
Rental and other income	$36,394,614	$2,639,557	(d)	$39,034,171
Tenant reimbursement income	1,996,852	30,454		2,027,306
Earned income from direct financing leases	506,299	—		506,299
Interest income on mortgages receivable	1,782,496	—		1,782,496

Total Revenue	40,680,261	2,670,011		43,350,272

Expenses:
General and administrative	969,217	—		969,217
Property operating expenses	2,700,878	34,664		2,735,542
Property and asset management fees	1,908,802	126,232	(e)(f)	2,035,034
Depreciation	8,733,110	534,687	(g)	9,267,797
Amortization	4,634,593	229,674	(g)	4,864,267
Impairment of real estate assets	3,550,000	—		3,550,000

Total operating expenses	22,496,600	925,257		23,421,857

Operating income	18,183,661	1,744,754		19,928,415

Other income (expense):
Interest income	364,440	—		364,440
Interest expense	(17,961,448)	(397,949)	(h)	(18,359,397)

Total other expense	(17,597,008)	(397,949)		(17,994,957)

Net income	$586,653	$1,346,805		$1,933,458

Net income per common share:
Basic and diluted	$0.01			$0.02

Weighted average number of common shares outstanding:
Basic	104,540,157	11,245,799	(i)	115,785,956

Diluted	104,542,514	11,245,799	(i)	115,788,313

See accompanying Notes to Pro Forma Consolidated Financial Statements (Unaudited).

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements
March 31, 2008
(Unaudited)
a.	Reflects the Company’s historical balance sheet as of March 31, 2008 and the Company’s historical results of operations for the three months ended March 31, 2008.

b.	Reflects preliminary purchase price allocations related to the following 2008 acquisitions completed subsequent to March 31, 2008:

Completed Acquisitions

The TS Clovis property, the BJ’s Haverhill property, the WG Elmira property, the TS Carroll property, the CV Onley property, WG Hibbing property, the WG Essex property, the WG Bath property, the WG Chino Valley property, the KO Grand Forks property, the WG Albany property, the WG Rome property and the WG Columbus property.

c.	Reflects the pro forma results of operations for the three months ended March 31, 2008 for the following acquisitions:

Completed Acquisitions

The TS Rome property, the SB Altus property, the CM Greenville property, the Millstein Audit properties, the Millstein Public Tenant properties, The FE Mishawaka property, the SB Stillwater property, the WG Oneida property, the SB Memphis property, the SB Ponca City property, the SB Kingsport property, the WG Batesville property, the TS Clovis property, the BJ’s Haverhill property, the WG Elmira property, the TS Carroll property, the CV Onley property, WG Hibbing property, the WG Essex property, the WG Bath property, the WG Chino Valley property, the KO Grand Forks property, the WG Albany property, the WG Rome property and the WG Columbus property, collectively the “Pro Forma Properties.”

d.	Represents the straight line rental revenues and amortization of above and below market leases for the Pro Forma Properties in accordance with their respective lease agreements.

e.	Reflects the annualized asset management fee of 0.25% (a monthly rate of 0.02083%) of the aggregate asset value of the Pro Forma Properties’ which is payable to our Advisor.

f.	Reflects the property management fee equal to 2% of gross revenues of the Pro Forma Properties which is payable to an affiliate of our Advisor.

g.	Represents depreciation and amortization expense for the Pro Forma Properties. Depreciation and amortization expense are based on the Company’s preliminary purchase price allocation. All assets are depreciated on a straight line basis. The estimated useful lives of our assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term
h.	Represents interest expense associated with the debt incurred to finance the Pro Forma Properties.

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements
March 31, 2008
(Unaudited)
     The following table provides certain information about each of the loans:
     Fixed Rate Tranches

			Maturity
Property	Amount	Interest Rate	Date
CM Greenville	$15,125,000	5.900%	12/1/2016
     Variable Rate Tranches

			Maturity
Property	Amount	Interest Rate (2)	Date
AR New Castle	$1,063,201	LIBOR + 1.95%	2/1/2009	(1)
BA Delray Beach	10,632,014	LIBOR + 1.95%	2/1/2009	(1)
MU Houston	13,467,218	LIBOR + 1.95%	2/1/2009	(1)
CM Pineville	7,017,129	LIBOR + 1.95%	2/1/2009	(1)
CM Raleigh	6,520,969	LIBOR + 1.95%	2/1/2009	(1)
CC Kennesaw	14,176,019	LIBOR + 1.95%	2/1/2009	(1)
OD Alcoa	2,888,364	LIBOR + 1.95%	2/1/2009	(1)
AS Lufkin	3,685,765	LIBOR + 1.95%	2/1/2009	(1)
BS Atlanta	1,754,282	LIBOR + 1.95%	2/1/2009	(1)
CV Indianapolis	2,675,724	LIBOR + 1.95%	2/1/2009	(1)
MA Indianapolis	10,242,174	LIBOR + 1.95%	2/1/2009	(1)
BC Voorhees	3,189,604	LIBOR + 1.95%	2/1/2009	(1)
BB Wichita	8,080,331	LIBOR + 1.95%	2/1/2009	(1)
FE Mishawaka	2,799,764	LIBOR + 1.95%	2/1/2009	(1)
WG Oneida	3,800,000	LIBOR + 1.50%	8/30/2009

(1)	Partial repayment of 17% of total loan is due May 1, 2008.

(2)	Interest rate used in the calculation is the average of the applicable LIBOR rate for the period presented plus the applicable spread.
i.	Represents a pro forma adjustment to the weighted average common shares outstanding to reflect all shares outstanding on March 31, 2008 as though they were issued on January 1, 2008. As the Company had insufficient capital at January 1, 2008 to acquire the respective properties which are included in the pro forma results of operations, it is necessary to assume all of the shares outstanding as of March 31, 2008 were outstanding on January 1, 2008.

Cole Credit Property Trust II, Inc.
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2007
(Unaudited)
     The following unaudited Pro Forma Consolidated Statement of Operations is presented as if the Company had acquired the properties described in Notes B and C to the Pro Forma Consolidated Statements of Operations on January 1, 2007 or the date significant operations commenced.
     This Pro Forma Consolidated Statement of Operations should be read in conjunction with the historical financial statements and notes thereto for the year ended December 31, 2007 as included elsewhere in this document. The Pro Forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had the Company completed the above transactions on the later of January 1, 2007 or commencement of operations, nor does it purport to represent its future operations. This Pro Forma Consolidated Statement of Operations only includes the significant acquisitions pursuant to SEC Rule 3-14 of Regulation S-X and significant mortgage loan acquisitions.

						Pro Forma,
		Total		Total		For the Year
	For the Year Ended	2007 Acquisitions		2008 Acquisitions		Ended
	December 31, 2007	Pro Forma		Pro Forma		December 31,
	As Reported	Adjustments		Adjustments		2007
	(a)	(b)		(c)
Revenues:
Rental income	$82,491,639	$22,959,127	(d)	$14,242,846	(d)	$119,693,612
Tenant reimbursement income	5,161,162	907,874		25,523		6,094,559
Earned income from direct financing leases	1,075,412	1,210,214		—		2,285,626
Interest earned on mortgage receivable	1,113,937	5,007,090	(e)	—		6,121,027

Total revenue	89,842,150	30,084,305		14,268,369		134,194,824

Expenses:
General and administrative	2,011,322	180,917		42,104		2,234,343
Property operating expenses	6,466,677	1,003,112		31,980		7,501,769
Property and asset management fees	4,184,271	1,477,496	(g)	704,353	(f)(g)	6,366,120
Depreciation	20,460,219	4,956,605		3,428,209	(h)	28,845,033
Amortization	10,022,054	4,221,208		1,735,724	(h)	15,978,986
Impairment of real estate assets	5,400,000	—		—		5,400,000

Total operating expenses	48,544,543	11,839,338		5,942,370		66,326,251

Real estate operating income	41,297,607	18,244,967		8,325,999		67,868,573

Other income (expense):
Interest income	2,258,158	—		—		2,258,158

Interest expense	(39,075,748)	(11,468,078)	(i)	(6,343,956)	(j)	(56,887,782)

Total other income (expense)	(36,817,590)	(11,468,078)		(6,343,956)		(54,629,624)

Net income	$4,480,017	$6,776,889		$1,982,043		$13,238,949

Weighted average number of common shares outstanding:
Basic	60,929,996	33,945,542	(k)	16,081,041	(k)	110,956,579

Diluted	60,931,316	33,945,542	(k)	16,081,041	(k)	110,957,899

Net income per common share:
Basic and diluted	$0.07					$0.12

See accompanying Notes to Pro Forma Consolidated Financial Statements (Unaudited).

a.	Reflects the Company’s historical results of operations for the year ended December 31, 2007

b.	Reflects the pro forma results of operations for the year ended December 31, 2007 for the following properties (collectively, the “2007Acquisitions”): the AS Katy Property, the AH St. John Property, the MT Omaha Property, the WG Shreveport Property, the OM Orangeburg Property, the WG Cincinnati Property, the WG Madeira Property, the WG Sharonville Property, the TS Ankeny Property, the OD Enterprise Property, the MT Fairview Heights Property, the RA Lima Property, the RA Plains Property, the SC Anderson Property, the TS Fredericksburg Property, the TS Greenfield Property, the TS Marinette Property, the TS Navasota Property, the ST Greenville Property, the WG Bridgetown Property, the WG Dallas Property, the WM New London Property, the WM Spencer Property, the TS Paw Paw Property, the TS Fairview Property, the CV Florence Property, the RA Allentown Property, the WG Bryan Property, the WG Harris County Property, the RA Fredericksburg Property, the ST Warsaw Property, the BD Rapid City Property, the BD Reading Property, the WG Gainesville Property, the CH Fredericksburg Property, the TS Baytown Property, the SB Covington Property, the SB Sedalia Property, the KG La Grange Property, the LZ Kentwood Property, the CC Mesquite Property, the TS Prior Lake Property, the ST Guntersville Property, the LO Cincinnati Property, the WG Fort Worth Property, the KO Lake Zurich Property, the CC Groveland Property, the ED Salt Lake City Property, the WG Kansas City (Linwood) Property, the WG Kansas City (Troost) Property, the WG Kansas City (63rd St) Property, the WG Kansas City (Independence) Property, the WG Topeka Property, the CNL Portfolio Properties, the CC Taunton Property, the FE Peoria Property, the FE Walker Property, the WM Bay City Property, the CC Aurora property, the HD Bedford Park Property, the WG Dallas (DeSoto) Property, the WG Richmond Property, the WM Washington Property, MT Broadview Property, the WM Borger Property, the WM Whiteville Property, the WG Brentwood Property, the SB Bowling Green Property, the WG Harriman Property, the SB Shawnee Property, the SB Oklahoma City Property, the SB Powell Property, the SB Maryville Property, the SB Seymour Property, the SB Chattanooga Property, the WG Waco Property, the WG Beverly Hills Property and the WG (Seymour) Cincinnati Property.

c.	Reflects the pro forma results of operations for the year ended December 31, 2007 for the following properties (collectively, the “2008 Acquisitions”) : the SB Altus Property, the TS Rome Property, the CM Greenville Property, the Millstein Properties, AS Lufkin Property, the BT Atlanta Property, the CV Indianapolis Property, The MS Indianapolis Property, the BC Voorhees Property, the BB Wichita Property, the FE Mishawaka Property, the SB Kingsport Property, the SB Stillwater Property, the WG Oneida Property, the SB Memphis Property, the SB Ponca City Property, the WG Batesville Property, the TS Clovis Property, the BJ Haverhill Property, the WG Elmira Property, the TS Carroll Property, the CV Onley Property, the WG Hibbing Property, the WG Essex Property, the WG Bath Property, the WG Chino Valley Property, the KO Grand Forks Property, the WG Albany Property, the WG Rome Property and the WG Columbus Property.

d.	Represents the straight line rental revenues and amortization of above and below market leases for the Pro Forma Properties in accordance with their respective lease agreements.

e.	Represents a pro forma adjustment related to interest income earned on the Company’s portfolio of mortgage notes that bear interest at a rate of 8.60% to 10.47%.

f.	Reflects the annualized asset management fee of 0.25% (a monthly rate of 0.02083%) of the aggregate asset value of the Pro Forma Properties’ which is payable to our Advisor.

g.	Reflects the property management fee equal to 2% of gross revenues of the Pro Forma Properties which is payable to an affiliate of our Advisor.

h.	Represents depreciation and amortization expense for the Pro Forma Properties. Depreciation and amortization expense are based on the Company’s preliminary purchase price allocation. All assets are depreciated on a straight line basis. The estimated useful lives of our assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term
i.	Represents interest expense associated with the debt incurred to finance the acquisitions of the 2007 Acquisitions.

     The following table provides certain information about each of the loans:
     Fixed Rate Tranches

			Maturity
Property	Amount	Interest Rate	Date
AS Katy	$68,250,000	5.606%	2/1/2017
OD Enterprise	1,850,000	6.291%	3/1/2017
MT Omaha	23,400,000	5.534%	3/1/2017
TS Ankeny	1,950,000	5.649%	5/1/2017
OM Orangeburg	1,875,000	5.608%	4/1/2012
WG Cincinnati	3,341,000	6.001%	9/1/2016
WG Sharonville	2,655,000	5.615%	4/1/2012
WG Madeira	2,876,000	5.702%	4/1/2012
RA Fredericksburg	2,979,000	5.920%	5/11/2017
Staples ST Warsaw	1,850,000	5.733%	6/1/2017
WG Shreveport	2,815,000	5.560%	4/11/2017
AH St. John	4,420,000	5.650%	7/11/2017
TS Greenfield	2,227,500	5.570%	7/1/2017
TS Marinette	1,918,000	5.649%	5/1/2017
TS Paw Paw	2,048,000	5.649%	5/1/2017
MT Fairview Heights (Lincoln Place)	35,432,000	5.696%	5/1/2017
RA Plains	3,380,000	5.599%	5/1/2017
TS Navasota	2,050,000	5.800%	5/11/2017
RA Lima	3,103,000	5.733%	6/1/2017
SC Anderson	8,160,000	5.800%	5/11/2017
ST Greenville	2,955,000	5.510%	5/1/2017
TS Fredericksburg	2,031,250	5.536%	7/1/2017
WG Bridgetown	3,043,000	5.800%	5/11/2017
WG Dallas	2,175,000	5.763%	6/1/2017
WM New London	1,778,000	5.800%	5/11/2017
WM Spencer	1,377,000	5.800%	6/11/2017
CV Florence	1,706,250	5.733%	6/1/2017
RA Allentown	3,615,000	5.783%	6/1/2017
WG Bryan	4,111,000	5.700%	6/11/2017
WG Harris County	3,673,000	5.700%	6/11/2017
TS Fairview	1,930,500	5.593%	6/1/2017
BD Rapid City	4,393,000	5.660%	6/11/2017
BD Reading	4,257,000	5.660%	6/11/2017
WG Gainesville	2,465,000	5.600%	6/11/2017
CH Fredericksburg	1,504,000	5.550%	6/11/2017
TS Baytown	2,251,000	5.600%	6/11/2017
AS Houston	3,825,000	5.711%	7/1/2017
BB Evanston	5,900,000	5.711%	7/1/2017
BB Warwick	5,350,000	5.711%	7/1/2017
EK Mantua	1,470,000	5.711%	7/1/2017
EK Vineland	3,500,000	5.711%	7/1/2017
WC Eureka	11,247,000	5.711%	7/1/2017
KG La Grange	4,750,000	5.205%	7/1/2012
LZ Kentwood	3,602,000	5.322%	7/1/2012
CC Mesquite	4,305,000	5.322%	7/1/2012
TS Prior Lake	3,283,250	5.733%	7/1/2017
ST Guntersville	2,161,250	5.235%	8/1/2012
LO Cincinnati	13,800,000	5.550%	8/11/2017
WG Fort Worth	3,675,000	5.550%	8/11/2017
KO Lake Zurich	9,075,000	5.550%	8/11/2017
CC Groveland	20,250,000	5.550%	8/11/2017
EDS Salt Lake City	18,000,000	5.550%	8/11/2017

			Maturity
Property	Amount	Interest Rate	Date
WG Kansas City (Linwood)	$2,437,500	5.693%	8/1/2017
WG Kansas City (Troost)	2,464,000	5.793%	8/1/2017
WG Kansas City (63rd St)	3,034,500	5.793%	8/1/2017
WG Kansas City (Independence)	2,990,000	5.693%	8/1/2017
WG Topeka	1,870,000	5.793%	8/1/2017
EK Mableton	1,197,000	5.674%	8/1/2017
EK Chattanooga	1,920,000	5.674%	8/1/2017
AS North Richland Hills	4,217,000	5.833%	8/1/2017
CV Amarillo	1,741,000	5.833%	8/1/2017
AS Baton Rouge	4,687,000	5.833%	8/1/2017
AS Houston (Breton)	3,045,000	5.833%	8/1/2017
AS Houston (Southwest)	4,625,000	5.833%	8/1/2017
DB Addison	5,600,000	5.564%	8/1/2017
CV Del City	2,631,000	5.824%	8/1/2017
CC Taunton	4,323,000	5.322%	8/1/2012
FE Peoria	2,080,000	5.604%	8/1/2017
FE Walker	4,669,000	6.302%	9/1/2012
CC Aurora	4,777,000	6.302%	9/1/2017
Broadview Village Square Chicago	31,500,000	5.861%	10/1/2017
     Variable Rate Tranches

			Maturity
Property	Amount	Interest Rate (1)	Date
RA Fredericksburg	$1,353,000	LIBOR + 2%	8/2/2007
WG Shreveport	497,000	LIBOR + 2%	6/22/2007
AH St. John	780,000	LIBOR + 2%	9/12/2007
TS Navasota	362,000	LIBOR + 2%	7/18/2007
SC Anderson	1,440,000	LIBOR + 2%	7/2/2007
WG Bridgetown	537,000	LIBOR + 2%	8/30/2007
WM New London	313,000	LIBOR + 2%	8/9/2007
WM Spencer	243,000	LIBOR + 2%	8/3/2007
WG Bryan	949,000	LIBOR + 2%	8/18/2007
WG Harris County	848,000	LIBOR + 2%	8/18/2007
BD Rapid City	776,000	LIBOR + 2%	9/1/2007
BD Reading	752,000	LIBOR + 2%	9/1/2007
WG Gainesville	435,000	LIBOR + 2%	9/1/2007
CH Fredericksburg	347,000	LIBOR + 2%	9/5/2007
TS Baytown	397,000	LIBOR + 2%	9/11/2007
HD Bedford Park	21,250,000	LIBOR + 1.5%	9/13/2008
Cracker Barrel Notes	36,290,338	LIBOR + 2%	3/31/2008
LoJon/Car Par Notes	35,000,000	LIBOR + 2.75%	3/27/2008

(1)	Interest rate used in the calculation is the average of the applicable LIBOR rate for the period presented plus the applicable spread.
j.	Represents interest expense associated with the debt incurred to finance the 2008 Acquisitions.

     The following table provides certain information about each of the loans:
     Fixed Rate Tranches

			Maturity
Property	Amount	Interest Rate	Date
CM Greenville	$15,125,000	5.900%	12/1/2016
     Variable Rate Tranches

			Maturity
Property	Amount	Interest Rate (2)	Date
AR New Castle	$1,063,201	LIBOR + 1.95%	2/1/2009	(1)
BA Delray Beach	10,632,014	LIBOR + 1.95%	2/1/2009	(1)
MU Houston	13,467,218	LIBOR + 1.95%	2/1/2009	(1)
CM Pineville	7,017,129	LIBOR + 1.95%	2/1/2009	(1)
CM Raleigh	6,520,969	LIBOR + 1.95%	2/1/2009	(1)
CC Kennesaw	14,176,019	LIBOR + 1.95%	2/1/2009	(1)
OD Alcoa	2,888,364	LIBOR + 1.95%	2/1/2009	(1)
AS Lufkin	3,685,765	LIBOR + 1.95%	2/1/2009	(1)
BS Atlanta	1,754,282	LIBOR + 1.95%	2/1/2009	(1)
CV Indianapolis	2,675,724	LIBOR + 1.95%	2/1/2009	(1)
MA Indianapolis	10,242,174	LIBOR + 1.95%	2/1/2009	(1)
BC Voorhees	3,189,604	LIBOR + 1.95%	2/1/2009	(1)
BB Wichita	8,080,331	LIBOR + 1.95%	2/1/2009	(1)
FE Mishawaka	2,799,764	LIBOR + 1.95%	2/1/2009	(1)
WG Oneida	3,800,000	LIBOR + 1.50%	8/30/2009

(1)	Partial repayment of 17% of total loan is due May 1, 2008.

(2)	Interest rate used in the calculation is the average of the applicable LIBOR rate for the period presented plus the applicable spread.
k.	Represents a pro forma adjustment to the weighted average common shares outstanding to reflect all shares outstanding on December 31, 2007 as though they were issued on January 1, 2007. As the Company had insufficient capital at January 1, 2007 to acquire the respective properties which are included in the pro forma results of operations, it is necessary to assume all of the shares outstanding as of December 31, 2007 were outstanding on January 1, 2007.

APPENDIX B

Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust II, Inc. Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing. A — INVESTMENT • Initial Subscription (Minimum $2,500) Purchase of Cole Credit Property Trust II, Inc. Shares • Additional Subscription (Minimum $1,000) · REGISTERED REPRESENTATIVE PURCHASE $___= ___x $10 • RIA — See Section G Total $ Invested = # of Shares x $10 A completed Subscription Agreement is required for each initial and additional investment.
Check Enclosed for Subscription Amount
Subscription Amount Wired
Check Sent Separately
B — TYPE OF OWNERSHIP
NON-CUSTODIAL OWNERSHIP (Make Check Payable To: Wells Fargo Bank, N.A., Escrow Agent for Cole Credit Property Trust II, Inc.) (Starter checks are NOT accepted) · Individual Ownership • Corporate Ownership • Uniform Gifts to Minors Act: State of ___ · Joint Tenants with Right of Survivorship • Partnership Ownership Custodian for ___ · Community Property • LLC Ownership • Pension or Profit Sharing Plan · Tenants-in-Common • TOD (Fill out TOD Form to effect designation) Taxable Exempt under §501A · Other (specify) ___• Other (specify) ___Name of Trustee/Other Administrator ___ · Trust (Specify, i.e., Family, Living, Revocable, etc.) Taxable Grantor A or B
Date Trust Established ___; Name of Trustee/Other Administrator ___ CUSTODIAL OWNERSHIP (Make check payable to the custodian listed and send ALL paperwork directly to the custodian.) · Traditional IRA
· Roth IRA
· Simplified Employee Pension/Trust (S.E.P.)
KEOGH
· Pension or Profit Sharing Plan
Taxable Exempt under §501A Name of Trustee/Other Administrator ___ · Other (specify) ___
C — SUBSCRIBER INFORMATION
CUSTODIAN INFORMATION · Sterling Trust Company (set up fee waived and annual fees discounted) or
· Name of Custodian or Trustee ___Mailing Address ___ City ___State ___Zip ___
Investor’s Custodian Account # • Custodian Telephone No. —• Custodian Tax ID # -•
Subscriber Name ___Mr. Mrs. Ms. Co-Subscriber ___ Mr. Mrs. Ms. Social Security # or Taxpayer ID # —• Social Security # —• (Co-Subscriber) Date of Birth / Date of Incorporation —• Date of Birth —• (Co-Subscriber) Mailing Address ___Home Telephone No. —• City ___State ___Zip ___Business Telephone No. —•
Street Address (if different from mailing address or mailing address is a P.O. Box) E-mail Address ___Please Indicate Citizenship Status U.S. Citizen Resident Alien Non-Resident Alien City ___State ___Zip ___Employee or Affiliate
INTERESTED PARTY (Optional)
If you would like a duplicate copy of all communications the Company sends to you to be sent to an additional party (such as your accountant or financial advisor), please complete the following.
Name of Interested Party ___Name of Firm ___
Street Address or P.O. Box ___Business Telephone No. —• City ___State ___Zip ___Facsimile Telephone No. —•
E-mail Address (optional) ___(CONTINUED ON REVERSE SIDE)
Mail to: Cole Credit Property Trust II, Inc. c/o DST Systems, Inc. P.O. Box 219312
Kansas City, MO 64121-9312 © 2008 Cole Capital Advisors, Inc. All rights reserved. CCPT2-AddOn-AGMT-13 (07/08) Phone: 866-341-2653

D — DISTRIBUTION OPTIONS: NON-CUSTODIAL OWNERSHIP ACCOUNTS · Mail to Address of Record
· Distribution Reinvestment Program: Subscriber elects to participate in the Distribution Reinvestment Program described in the Prospectus.
· Distributions directed to:
Via Mail (complete information below)
Via Electronic Deposit (ACH — complete information below)
Checking Savings Brokerage (include voided check) Name of Bank or Individual ___Mailing Address ___City ___ State ___Zip ___
Bank ABA # (for ACH only) ___ Account # (MUST BE FILLED IN) ___
DISTRIBUTION OPTIONS: CUSTODIAL OWNERSHIP ACCOUNTS · Mail to Custodial Account
· Distribution Reinvestment Program: Subscriber elects to participate in the Distribution Reinvestment Program described in the Prospectus.
I (we) hereby authorize Cole Credit Property Trust II, Inc. (“Company”) to deposit distributions from my (our) interest in stock of the Company into the account at the financial institution as indicated in this Section D. I further authorize the Company to debit this account in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the company reverses such deposit, I agree that the Company has the right to retain any future distributions that I am entitled until the erroneously deposited amounts are recovered by the Company. This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization. Investor’s Signature ___

E — SUBSCRIBER SIGNATURES: I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following: ALL INVESTORS MUST INITIAL A-E Owner Joint Owner a. I have received the Prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described. a. Initials Initials b. I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $45,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the Prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares. b. Initials Initials
c. If I am purchasing the shares for my own account; or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s). d. I acknowledge that the shares are not liquid.
e. For residents of Arizona, California or Tennessee only: I have either (i) a net worth of at least $225,000 or (ii) a gross annual income of at least $60,000 and a net worth of at least $60,000.
c.
Initials Initials
d.
Initials Initials
e.
Initials Initials
SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.
INITIAL F-K AS APPLICABLE Owner Joint Owner f. For residents of Maine only: I have either (i) a net worth of at least $200,000 or (ii) a gross annual income of at least $50,000 and a net worth of at least $50,000. f. Initials Initials
g.
For residents of Kansas only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, I acknowledge that it is recommended that I should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. g. Initials Initials
h.
For residents of Massachusetts, Michigan, Ohio, or Pennsylvania only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000, and my maximum investment in the Company and its affiliates will not exceed 10% of my net worth. i. For residents of Kentucky only: I have either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000 and my investment does not exceed 10% of my liquid net worth.
j.
For residents of Iowa, Washington, North Carolina, New Mexico, or Oregon only: I have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000.
k.
For residents of North Dakota only: I (we) have either (a) a minimum net worth (excluding home, home furnishings and automobiles) of at least $250,000 or (b) a net minimum annual gross income of $70,000 and a minimum net worth of at least $70,000.
h.
Initials Initials
i.
Initials Initials
j.
Initials Initials
k.

Initials Initials
NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS. A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS. I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.
Signature of Investor Signature of Co-Investor, if applicable Authorized Signature (Custodian or Trustee, if applicable) Date
F — BROKER/DEALER & REGISTERED REPRESENTATIVE Broker/Dealer data — To be completed by selling Registered Representative (please use representative’s address — not home office) Mr. Mrs. Ms. Name of Registered Representative ___ Mailing Address ___ City ___State ___Zip ___ Home Office Mailing Address ___ City ___State ___Zip ___
Name of Broker/Dealer___Broker/Dealer Representative ID # ___ Registered Representative’s Telephone —• Registered Representative’s E-mail ___ Have You Changed Broker/Dealer (since last purchase)? Yes No Signature — Registered Representative Signature — Broker/Dealer (if applicable)
© 2008 Cole Capital Advisors, Inc. All rights reserved. CCPT2-AddOn-AGMT-13 (07/08)

Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust II, Inc. G — REGISTERED INVESTMENT ADVISOR (RIA) REGISTERED INVESTMENT ADVISOR (RIA) — NO SALES COMMISSIONS ARE PAID ON THESE ACCOUNTS. · Check only if subscription is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is an NASD licensed Registered Representative affiliated with a broker/dealer, the transaction should be conducted through that broker/dealer, not through the RIA.
ELECTRONIC DELIVERY (OPTIONAL) Instead of receiving paper copies of this Prospectus, our Prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Cole Credit Property Trust II, Inc. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail please sign and return this election with your Subscription Agreement. By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify Cole that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that Cole send a paper copy of a particular stockholder communications to me. Cole has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication. By electing electronic delivery, I understand that I may incur certain costs associated with spending time on-line and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.
Signature Date E-mail Address
Mail to: Cole Credit Property Trust II, Inc. c/o DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312 © 2008 Cole Capital Advisors, Inc. All rights reserved. CCPT2-AddOn-AGMT-13 (07/08) Phone: 866-341-2653

APPENDIX C

C-1
• COLE • CREDIT PROPERTY TRUST II, INC. Additional Investment Subscription Agreement This form may be used by any current Investor (the “Investor”) in Cole Credit Property Trust II, Inc. (the “Company”), who desires to purchase additional shares of the Company’s common stock pursuant to the Additional Subscription Agreement and who purchased their shares directly from the Company. Investors who acquired shares other than through use of a Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Credit Property Trust II, Inc. Subscription Agreement. A — INVESTMENT (a completed Subscription Agreement is required for each initial and additional investment) 1. This subscription is in the amount of $ (Minimum $1,000) B — INVESTOR INFORMATION (or Trustees if applicable) CUSTODIAL OWNERSHIP (make check payable to the custodian listed and send ALL paperwork directly to the custodian)NON-CUSTODIAL OWNERSHIP (make check payable to: Wells Fargo Bank, N.A., Escrow Agent for Cole Credit Property Trust II, Inc) 1. Investor Name ☐ Mr. ☐ Mrs. ☐ Ms.
Mailing Address City State Zip Phone Business Phone Email Address
Social Security or Taxpayer ID # Date of Birth Existing CCPT III Account # Street Address (if different from mailing address or mailing address is a PO Box)
City State Zip C — INVESTOR(S) SIGNATURES: I (We) hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) the following:
a. I (we) have received the Prospectus as supplemented to date relating to the shares, wherein the terms and conditions of the offering of the shares are described.
b. I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $45,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000, or that I (we) meet such higher suitability requirements as may be required by my (our) state of residence and set forth in the Prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
c. For residents of Arizona, California or Tennessee only: I (we) have either (i) a net worth of at least $225,000 or (ii) a gross annual income of at least $60,000 and a net worth of at least $60,000.
d. For residents of Maine only: I (we) have either (i) a net worth of at least $200,000 or (ii) a gross annual income of at least $50,000 and a net worth of at least $50,000.
e. For residents of Kansas only: I (we) have (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) liquid net worth in the shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalent and readily marketable securities.
f. For residents of Massachusetts, Michigan, Ohio, or Pennsylvania only: I (we) have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000, and my (our) maximum investment in the Company and its affiliates will not exceed 10% of my (our) net worth.
g. For residents of Kentucky only: I (we) have either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000 and, unless I (we) originally purchased shares in the Company’s initial public offering, my (our) investment does not exceed 10% of my (our) liquid net worth.
h. For residents of Iowa, Washington, North Carolina, New Mexico, or Oregon only: I (we) have either (i) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000.
i. For residents of North Dakota only: I (we) have either (a) a minimum net worth (excluding home, home furnishings and automobiles) of at least $250,000 or (b) a net minimum annual gross income of $70,000 and a minimum net worth of at least $70,000.
j. I am (we are) purchasing the shares for my (our) own account or I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Additional Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).
k. I (we) acknowledge that the shares are not liquid.
NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS. A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS. I (WE) ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.Date Investor’s Signature Co-Investor’s Signature Custodian Signature Have You Changed Broker/Dealer (since last purchase)☐ ☐ No ☐ Yes (If yes, complete the information below)
Registered Representative Signature Date (Printed Name)
© 2008 Cole Capital Advisors, Inc. All rights reserved. CCPT2-AddOn-AGMT-AI-09 (07/08)
MAIL TO: Regular mail: Cole Credit Property Trust II, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312Overnight: Cole Credit Property Trust II, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105